Exhibit 5.0

                              Don A. Paradiso P.A.
      2401 East Atlantic Boulevard, Suite 314, Pompano Beach, Florida 33062
                     Suite 314 Washington Mutual Bank Tower
                        (954) 782-5006 Fax (954) 782-4010


Don A. Paradiso
Member, New York and Florida Bar


August 25, 2003

United States Securities and Exchange Commission
450 5th Street NW
Washington, D.C. 20949

Dear  Sirs:

         We have been requested by Direct Casket Delivery and Distribution Corporation, a Florida Corporation, to furnish you with our opinion as to the matters hereinafter set forth for Direct Casket Delivery and Distribution Corporation (the "Registrant") in connection with the registration of 5,500,000 shares of the Registrants common stock (the "Shares"). In connection with my opinion I have reviewed copies of the Registrant's: (i) Articles of Incorporation and the amendments thereto; (ii) By-laws; (iii) minutes of Shareholders meetings; (iv) minutes of Directors meetings; (v) list of Officers and Directors; (vi) list of Shareholders; (vii) balance sheet; (viii) Certificate of Incorporation on which is endorsed the Secretary of State filing stamp and (viii) the Registrant`s Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"). I have examined originals or copies identified to my satisfaction, of such other documents, records and instruments as I have deemed necessary for the purpose of this opinion. I am of the opinion that:

          1. The Registrant is a corporation duly organized, validly existing and in good standing in the State of Florida.

         2. The authorized capital stock of the Registrant consists of 120 million shares of $.001 par value common stock, of which 15,000,000 common shares are validly issued, fully paid and non-assessable, free of liens, encumbrances, options and legal or equitable rights of others. There are currently two shareholders of the Registrant.

         3. The 5,500,000 Shares being offered by the Registrant will, when issued in accordance with and for the consideration set forth in the Registration Statement, be validly issued, fully paid and non-assessable.


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United States Securities and Exchange Commission
August 25, 2003
Page Two

         4. The Shares being offered are free and clear of liens, security interests, pledges, charges, claims and encumbrances of any kind. None of such Shares are in escrow or subject to any voting trust or agreement and no proxy is in existence with respect to any of them. The delivery of the Shares being offered to Buyers as contemplated will vest good, valid and marketable title to the Shares free and clear of any liens, security interests, pledges, charges, claims, and encumbrances of any kind.

         5. There is no action, suit, proceeding, order or investigation pending or threatened against or affecting the Registrant at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and there is no reasonable basis for any of the foregoing and there are no arbitration proceedings to which the Registrant is a party. There is no applicable local, state or federal law which would, impair, restrict or delay the voting rights to the Shares.

         The opinions and conclusions expressed herein are based upon facts provided to me by the Registrant, its Officers, Directors and certain Shareholders. In rendering this opinion, I have assumed the following: (1) that each of the documents has been executed by each of the parties thereto in the same form as the forms which I have examined; (2) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and accuracy of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies; and (3) that each of the documents has been duly and validly authorized, executed, and delivered by the party or parties thereto. The undersigned attorney is a Director and shareholder of the Registrant.

         Sincerely,

         /s/ Don A. Paradiso, Esq.
         -------------------------
         Don A. Paradiso PA





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